API DEVELOPMENT AGREEMENT

This API Development Agreement ("Agreement") is made and entered into on November 3, 2025 (the "Effective Date"), by and between:

Tradetop OÜ, with a principal place of business at Rannaku pst 12, 10917 Tallin, Harjumaa, Estonia ("Developer");

and
Venyra Corporation, with a principal place of business at 1309 Coffeen Avenue STE 1200 Sheridan, Wyoming 82801 ("Client").

Together referred to as the "Parties".

1. Project Objective

The Developer agrees to develop an API service named AI Business Name Generator, a service designed to generate unique, industry-relevant business names based on branding principles and keyword analysis.

2. Scope of Work

Developer shall provide development services for the AI Business Name Generator API as detailed in Exhibit A – Estimation & Development Breakdown attached hereto (the “Project”). Any changes to the scope shall be documented in writing and approved by both Parties, which may adjust the total Project cost.

3. Project Phases

The Project shall consist of the following development phases, each with detailed tasks:

Phase 1 – Project Initiation & Planning (Nov 3, 2025 – Jan 7, 2026)

•	Define business logic, workflow, and technical stack.
•	Components Included: Requirements analysis, API design outline, input mapping, name logic brief.

Phase 2 – Core Name Generation Engine Development (Nov 6, 2025 – Dec 1, 2025)

•	Develop engine for creative and semantic name generation.
•	Components Included: Rule-based generator, AI semantic enhancer, keyword integration.

Phase 3 – API Architecture & Development (Dec 2, 2025– Dec 14, 2025)

•	Build RESTful API, integrate logic modules.
•	Components Included: Endpoint handling, request/response validation, name scoring handler.

Phase 4 – Domain Availability & Brandability Layer (Dec 15, 2025– Dec 26, 2025)

•	Implement real-time domain check, brand score metrics.
•	Components Included: Registrar integration, brand score metrics, tone & length modifiers.

Phase 5 – Testing, Optimization, and Deployment (Jan 5, 2026– Jan 15, 2026)

•	Performance testing, production-grade deployment.
•	Components Included: Unit tests, load test, API documentation, Docker + cloud deployment.

4. Completion Deadline

The Parties agree that the development and delivery of the completed AI Business Name Generator API, including all associated deliverables as outlined in Exhibit A, shall be finalized no later than January 15, 2026.

Timely completion is a material term of this Agreement.

5. Fees and Payment Terms

5.1. The Client agrees to pay the Developer a total sum of $39,200. This amount represents the complete compensation for the services rendered under this Agreement.

5.2. Payment for Phase 1: The Client shall pay the Developer $8,000 for Phase 1 no later than November 30, 2025.

5.3. Payment for remaining phases: Payment for all remaining work under $31,200 this Agreement shall be made by the Client no later than thirty (30) calendar days following the completion of the Project, which shall occur no later than February 13, 2026, in accordance with Section 4 of this Agreement. Payment may be made in full or in installments, as agreed by the Parties.

5.4. All payments shall be made in US Dollars (USD) or Euros (EUR) as agreed by the parties and at the exchange rate set by the bank on the date of payment. Payments to the Developer shall be made by bank transfer.

6. Intellectual Property Rights

All intellectual property rights to the developed AI Business Name Generator API, including but not limited to the source code, technical documentation, interface designs, and any other content or materials created under this Agreement, shall irrevocably transfer to the Client on the date of delivery, January 15, 2026, regardless of whether full payment has been made.

7. Confidentiality

Both Parties agree to maintain the confidentiality of proprietary information exchanged during the course of this engagement. Neither Party shall disclose any confidential or trade secret information to third parties without prior written consent, unless required by law.

8. Indemnification

The Developer warrants that the deliverables provided under this Agreement will not infringe upon any third-party intellectual property rights. The Developer shall indemnify and hold harmless the Client against any claims, damages, or legal actions arising from such infringement.

9. Termination

Either Party may terminate this Agreement with written notice if the other Party materially breaches any provision of this Agreement and fails to cure such breach within ten (10) business days of notice. Upon termination, the Client shall compensate the Developer for all work completed up to the termination date.

10. Miscellaneous

10.1. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law principles.

10.2. Force Majeure: Neither Party shall be liable for any failure or delay in performance due to acts beyond its reasonable control, including but not limited to natural disasters, acts of war, pandemics, or governmental actions.

10.3. Severability: If any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severed, and the remainder of the Agreement shall remain in full force and effect.

10.4. Entire Agreement: This document represents the entire agreement between the Parties and supersedes all prior discussions or understandings. Amendments or modifications must be made in writing and signed by both Parties.

10.5. Notices: All notices under this Agreement shall be in writing and delivered to the Parties at the addresses stated above via registered mail or email with confirmation.

IN WITNESS WHEREOF, the Parties have executed this API Development Agreement as of the Effective Date.

Developer:	Client:
Tradetop OÜ /s/ Tradetop OÜ Date: November 3, 2025	Venyra Corporation /s/ Venyra Corporation Date: November 3, 2025

Exhibit A - Estimation & Development Breakdown

This Exhibit A is incorporated into and made a part of the API Development Agreement between the Developer and the Client, dated November 3, 2025. The scope of work outlined below defines the tasks, responsibilities, and deliverables that the Developer will provide in connection with the Project.

Phase	Scope of Work	Components Included	Hours	Rate ($)	Cost ($)
Phase 1 - Project Initiation & Planning	Define business logic, workflow, and technical stack	Requirements analysis, API design outline, input mapping, name logic brief	100	80	8000
Team: Project Manager
Phase 2 - Core Name Generation Engine Development	Develop engine for creative and semantic name generation	Rule-based generator, AI semantic enhancer, keyword integration	140	80	11200
Team: AI/ML Engineer
Phase 3 - API Architecture & Development	Build RESTful API and integrate logic modules	Endpoint handling, request/response validation, name scoring handler	110	80	8800
Team: Backend Developer, API Architect
Phase 4 - Domain Availability & Brandability Layer	Implement real-time domain check and brand scoring	Registrar integration, brand score metrics, tone & length modifiers	75	80	6000
Team: API Developer, Semantic Analyst
Phase 5 - Testing, Optimization, and Deployment	Performance testing, production-grade deployment	Unit tests, load test, API documentation, Docker + cloud deployment	65	80	5200
Team: QA Engineer, DevOps, Backend Developer
			490		$39,200

Total Estimated Hours: 490

Total Estimated Price: $39,200

(signature page follows)

Developer:	Client:
Tradetop OÜ /s/ Tradetop OÜ Date: November 3, 2025	Venyra Corporation /s/ Venyra Corporation Date: November 3, 2025